Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Form S-1, of our report included herein dated October 24, 2011 with respect to the balance sheets of Contemporary Signed Books, Inc., a development stage company, as of August 31, 2011 and 2010, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended August 31, 2011, for the period from June 10, 2010 (inception) to August 31, 2010, and for the period from June 10, 2010 (inception) to August 31, 2011. We also consent to the use of our name as it appears under the caption “Experts.”

/s/ Wei Wei & Co., LLP

New York, New York

March 13, 2012